Exhibit 99.1

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Avista announces Marian Durkin to retire in August 2020

SPOKANE, Wash. – Feb. 10, 2020: Avista announced today that Senior Vice President, Chief Legal Officer and Corporate Secretary Marian Durkin will retire on Aug. 1, 2020. Durkin joined Avista on Aug. 1, 2005 as Senior Vice President and General Counsel. Soon after arriving at Avista, she added responsibilities for Chief Compliance Officer. And in 2016, she became Corporate Secretary.

“We want to thank Marian for her 15 years of service to Avista. During her tenure, Marian has defined our business needs to build our Legal Department from the ground up to the robust team it is today. As the focus and scrutiny on compliance has grown across many different industries, Marian has also centralized the company’s compliance efforts and taken our Compliance Department to a new level,” said Avista President and Chief Executive Officer Dennis Vermillion. “Her legal acumen was extremely helpful while working through the sale of our subsidiary businesses Avista Energy in 2007 and Ecova in 2014. We are also grateful to have had her expertise to assist with the successful acquisition of Alaska Energy and Resources Company and its subsidiary, Alaska Electric Light and Power Company in 2014 to help us grow our utility business.”
Durkin’s legal career started in 1977 as a paralegal at the law firm of Briggs and Morgan, P.A., in Minneapolis. While working at the firm, she attended law school and became an attorney in 1984. During her 18 years at the law firm, she held a number of different roles before leaving the firm as a partner in 1995 to join United Airlines. At United, Durkin was vice president, deputy general counsel and assistant corporate secretary. She left United Airlines in 2005 to join Avista’s senior leadership team.
“It has been a great honor to work with my teams, as well as all of the other dedicated employees here at Avista. The people and the culture at Avista are what drew me here 15 years ago. One of the other things that attracted me to Avista was its deep connection with the communities it serves. Employees are encouraged and supported in their volunteer work in these communities. Since arriving in Spokane, I’ve had the opportunity to be involved with Vanessa Behan Crisis Nursery and Providence Health Care, serving on the Board of each organization. These experiences have given me the opportunity to give back to this community in a very meaningful way,” said Durkin.

Her professional involvement includes serving on the Edison Electric Institute Legal Committee and the Energy Insurance Mutual Board for the past decade. Durkin will remain actively involved on this board after she retires from Avista.
“I look forward to having more time to spend with my three grandchildren,” Durkin said. “I also plan to travel. I don’t have any specific destinations selected yet, but I am looking forward to developing my bucket list.”
When Durkin officially retires in August 2020, Avista Vice President, General Counsel, and Chief Compliance Officer Greg Hesler will assume many of her responsibilities. Hesler was promoted to his new role on Jan. 1, 2020.
About Avista
Avista Utilities is involved in the production, transmission and distribution of energy. We provide energy services and electricity to 389,000 customers and natural gas to 357,000 customers in a service territory that covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.7 million.  Avista Utilities is an operating division of Avista Corp. (NYSE: AVA). For more information, please visit www.myavista.com
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